[Letterhead of OrNda HealthCorp]

                                                                     Exhibit 5

                             January 25, 1996

OrNda HealthCorp
3401 West End Avenue
Suite 700
Nashville, TN 37203

     RE:  Registration Statement on Form S-3

Dear Ladies and Gentlemen:

     I am Senior Vice President, Secretary and General Counsel of OrNda HealthCorp, a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the Registration Statement on Form S-3
(the "Registration Statement") of the Company under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 140,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the
"Common Stock"), issuable upon the exercise of warrants (the "Warrants") issued by the Company in 1990 pursuant to a Warrant Agreement (the "Warrant Agreement") dated as of April 30, 1990, between the Company and Society National Bank (successor to Ameritrust Texas National Association), as warrant agent.

     This opinion is delivered in accordance with the requirements of Item 601(b) (5) of Regulation S-K promulgated under the Act.

     In connection with this opinion, I have reviewed the following documents:

     (a)  the Registration Statement;

     (b)  the Restated Certificate of Incorporation of the Company;

     (c)  the By-laws of the Company;

     (d)  the Warrant Agreement and form of Warrants;

     (e)  certain resolutions of the Board of Directors of the Company; and

     (f) except as set forth below, such other agreements, certificates of public officials and officers of the Company, records, documents, and matters of law that I deemed necessary or appropriate as a basis for the opinions set forth herein.


January 25, 1996
Page 2


     In my examination:

     (a) I have assumed that (i) all signatures on all documents examined by me are genuine, (ii) all documents submitted to me as originals are accurate and complete, (iii) all documents submitted to me as copies are true and correct copies of the originals thereof, (iv) all information submitted to me is accurate and complete as of the date hereof, (v) all persons executing and delivering documents reviewed by me were competent to execute and to deliver such documents, and
          (vi) all persons signing, in a representative capacity, documents reviewed by me had authority to sign in such capacity.

     (b) I have assumed that the exercise price of the Warrants in respect of Shares will not be less than the par value of such Shares at the time of issuance.

     I am admitted to the bars of the States of Tennessee and New York and I express no opinion as to the laws of any other jurisdiction except for the federal laws of the United States of America and the General Corporation law of the State of Delaware to the extent specifically referred to herein.

     Based upon and subject to the foregoing and to the qualifications, limitations, and exceptions contained herein, I am of the opinion that:

     1. The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

     2. The Shares have been duly authorized and, when issued in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I come into the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                          Very truly yours,



                          (Signature)
                          Ronald P. Soltman
                          Senior Vice President, Secretary and General Counsel